Exhibit 10.57
July 15, 2019

Ms. Molly Langenstein
XXXXXXXX, XX XXXXX

Dear Molly:

It is with great pleasure that we offer you the opportunity to join Chico’s FAS, Inc. As you are aware, we are a respected organization within which this position is a key driver of our success. As one of the top specialty retailers, we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following will outline the specifics:

Position:            President, Apparel Group

Reports to:           Bonnie Brooks, Interim President and CEO

Start Date:         August 1, 2019

Base Salary:     $800,000.00 annually
Bonus Plan:
Target of 80% of base salary earned during the FY19 performance period (February 2019 to January 2020), which is contingent upon the achievement of corporate and brand financial objectives. The terms of the bonus, including eligibility, payouts and objectives are subject to the Management Bonus Plan and may be modified from time to time. All payouts are based on fiscal year business results and can vary from zero (0) to a maximum of 200% of your target bonus potential (160% of base salary earned). Bonus is typically paid in March, after the conclusion of the fiscal year.

For FY19, you will be provided with a bonus guarantee of $320,000. Payment of the guaranteed bonus is contingent on continued employment at the time of payment.

Equity Grants:
You will receive a new hire equity grant of 285,715 shares of Restricted Stock shortly after hire. You will also be eligible for an appropriate annual equity grant, beginning in FY20, delivered in a combination of 50% Restricted Stock and 50% Performance Share Units. The target amount of such grants and the vesting conditions are established by the Human Resources, Compensation and Benefits Committee of our Board of Directors on an annual basis and may change from year to year.

The Restricted Stock shares will vest ratably over a three-year period. The Performance Share Units will cliff vest over a three-year period, contingent upon the achievement of corporate financial objectives and could range from zero (0%) to a maximum of 175% of the target award. Annual equity grants are typically made in March.

As a member of the Executive Team, you will be subject to the Company’s Stock Ownership guidelines, which are set by the Human Resources, Compensation and Benefits Committee of our Board of Directors and may change from year to year. Currently, your ownership guideline indicates that you must hold at least two times your base salary in shares. Until you meet that guideline, you must retain and hold at least 50% of vested shares, net of taxes. Once you meet the ownership guideline, you will be deemed to always meet it, regardless of the movement of the share price up or down.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Sign-On Bonus:
You will receive a sign-on bonus of $250,000, less applicable taxes, payable within 30 days of your start date (contingent upon receipt of the attached repayment agreement).
Annual Review:
You will be eligible for the FY19 performance appraisal process in April 2020.
Executive Coaching:
You will be eligible to receive executive coaching from the executive coach of your choice, paid for by Chico’s FAS, not to exceed $17,500.
Time Off:
You will be eligible for 23 days of Paid Time Off (PTO) for each full calendar year of employment. This is an accrued benefit that you start to earn on your start date. In addition, Chico’s FAS, Inc. currently observes six paid holidays and two floating days of your choice.

You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Program:
Medical/Dental/Vision Plans
Eligibility Date: Effective your first day of active employment

Life Insurance:
The company provides term insurance equal to 1X your base salary as well as accidental death and dismemberment insurance equal to 1X your base salary ($500,000 maximum). Supplemental insurance is available for purchase.
Eligibility Date: Effective your first day of active employment

Short and Long Term Disability:
The company provides short and long term disability benefits.
Eligibility Date: Effective your first day of active employment

401(k) Plan:
You may participate with an eligible deferral of your compensation (subject to an IRS maximum), with a company match of 50% of your deferral. Your 401(k) contributions may be subject to additional limitations under federal regulations.  You will be able to roll over existing qualified funds immediately.
Eligibility Date: After 6 months of employment
Deferred Compensation:
You will be eligible to participate in our Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during the current calendar year with a company match of 50% on the first 2.5% you defer, and up to 100% of your bonus for the applicable fiscal year.
Eligibility Date: Deferral available upon hire and 30-day enrollment period
Employee Stock Purchase Plan:
You will have an opportunity to purchase Chico’s FAS, Inc. stock directly from the company, two times a year, during the March and September Offering Periods.
Eligibility Date: First Offering Period following 6 months of employment
Executive Benefits
Disability Income Protection:
As an officer, you will be eligible for Chico’s FAS, Inc.’s Supplemental Disability Insurance program after 90 days of employment. This program provides an increased level of income protection should you become totally disabled. Full details of the program will be provided by the Benefits Department.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Annual Physical:
As an officer, you are eligible to have one company paid physical per year at the Mayo Clinic in Jacksonville, FL as part of our Health and Wellness program.

Executive Severance Plan:
As a qualifying executive, you are eligible for severance benefits pursuant to the attached Chico’s FAS, Inc. Officer Severance Plan.

The items listed above are covered by various benefit plans. Such benefit plans may be modified from time to time. In the event this offer letter conflicts with the terms of a benefit plan document or summary plan description, the terms of the plan document or summary plan description will control.
Child Care:
Chico’s FAS, Inc. is pleased to provide an early education and child development center located on campus. The center is operated by Bright Horizons Family Solutions Inc., a best in class child care provider. The center accommodates children from ages 6 weeks to 5 years. Summer program options are also available for children ages 5 to 12.
Chico’s Clinic:
You will have access to Chico’s Viva Verna Clinic, which is available to all associates and their spouses. The on-site clinic offers no cost and low-cost appointments for wellness checks, sick visits and lab work. Marathon Health operates the clinic with a staff of nurse practitioners and other providers.
Associate Discount:
You will be eligible for the Chico’s associate discount, which is generally 40% off the retail price for all Chico’s product at all 3 Chico’s Brands (Chico’s, WHBM, Soma), whether purchased on-line or in store. This discount may not apply to all products and all purchases.
Ms. Molly Langenstein

Relocation Benefits:
In order to ensure a successful relocation, you will be provided relocation assistance as detailed in the attached Tier I Relocation Program, with the following exceptions: 1) you will be eligible for temporary housing for a period of 4 months; and 2) the benefit for the sale of your house will be extended until the end of 2020.
By accepting our offer of employment, you acknowledge the at-will nature of our relationship. This offer is contingent upon the successful verification of references, background check, in addition to your execution of our attached Restrictive Covenant Agreement, substantially illustrated in the form attached. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.
We hope you view this opportunity as a chance to have a positive impact while enjoying a challenging and rewarding career. Nonetheless, please understand that Chico’s FAS, Inc. is an at-will employer. That means that either you or the company are free to end the employment relationship at any time, with or without notice or cause.
We are looking forward to having you on our team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience. If you have any questions, please feel free to contact us at the number indicated below.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Sincerely,

 /s/ Bonnie Brooks
Bonnie Brooks
Interim President and CEO

Contact Information

For questions, please call:
Kristin Gwinner
SVP, CHRO
(XXX) XXX-XXXX

I accept the terms and conditions of the offer as outlined above:

Please return a signed copy

/s/ Molly Langenstein
Molly Langenstein

Attachments

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200